Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

BRAZE, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	(1)	Other	5,638,532	$18.15	$102,339,355.80	0.0001381	$14,133.07
Equity	Class A common stock, par value $0.0001 per share	(2)	Other	1,127,706	$15.43	$17,400,503.58	0.0001381	$2,403.01

Total Offering Amounts:						$119,739,859.38		$16,536.08
Total Fee Offsets:								0.00
Net Fee Due:								$16,536.08

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Offering Note(s)

(1)	(a) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock.

(b) The Amount Registered represents an automatic annual increase equal to (i) 5,638,532 shares of Registrant’s Class A common stock, which is 5% of the total number of shares of the Registrant’s Class A common stock outstanding on the last day of the immediately preceding fiscal year to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2021 Equity Incentive Plan (as amended, the “2021 Plan”) and (ii) 1,127,706 shares of the Registrant’s Class A common stock, which is 1% of the total number of shares of the Registrant’s Class A common stock outstanding on the last day of the immediately preceding fiscal year to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

(c) The Proposed Maximum Offering Price Per Share is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on $18.15, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 24, 2026. Under the 2021 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less. The Amount of Registration Fee is rounded up to the nearest penny.
(2)	Please see Offering Note (1).